Exhibit 99.1

News

NYSE:BWS
For Immediate Release
Contact: Beth Fagan
Public Affairs 314-854-4095 /4093

Brown Shoe Reports August Retail Sales for
Famous Footwear and Naturalizer Retail

            ST. LOUIS, MISSOURI, September 2, 2004-- Brown Shoe Company, Inc. (NYSE: BWS) today announced that August retail sales for Famous Footwear, the Company's chain of 917 family footwear stores, were $133,400,000 for the four-week period ended August 28, 2004, compared to $135,800,000 for the same period last year (ended August 30, 2003). Same-store sales for August decreased 5.5 percent.

            Famous Footwear sales for the first 30 weeks of fiscal 2004, were $675,300,000, compared to $665,900,000 for the year-ago period. Same-store sales for the 30 weeks were down 1.1 percent.

            "Business in early August lagged our expectations, and was negatively affected by later school openings and delayed Back-to-School shopping at Famous Footwear. While we are encouraged that same-store-sales turned positive later in August, and continue positive into September, we believe it is too soon to fully assess the Back-to-School season with several key selling weeks ahead of us," said Brown Shoe Chairman and CEO Ron Fromm.

            Retail sales at Brown Shoe's domestic Naturalizer retail division, a 380-store chain selling the Naturalizer brand of women's footwear, were $11,600,000 for the month, compared to $12,000,000 last August. Same-store sales decreased 7.1 percent for August, in part due to the later timing of a catalog mailing and the Labor Day shift.

            For the first 30 weeks of fiscal 2004 the domestic Naturalizer stores' sales were $105,200,000 compared to $104,500,000, and were down 1.7 percent versus last year on a same-store basis.

MONTH AND YEAR-TO-DATE SALES (millions)

	FY 2004 (8/28/04)	FY 2003 (8/30/03)	% Change	Same-Store % Change	Stores Open 8/28/04 vs. 8/30/03
August-Famous Footwear	$ 133.4	$ 135.8	(1.8)	(5.5)	917	905
Y-T-D -Famous Footwear	675.3	665.9	1.4	(1.1)

August -Naturalizer	11.6	12.0	(3.3)	(7.1)	380	384
Y-T-D -Naturalizer	105.2	104.5	0.7	(1.7)

Other Highlights for the month

  Famous Footwear opened five new stores and closed three stores during August. Store openings occurred in the following markets: Frankfort, IL; Milbury, MA; Saugus, MA; West Lebanon, NH; Stafford, VA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates nearly 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Spider-Man, Bob the Builder and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.